                                                                    EXHIBIT 99.3


               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements give effect to (1) our acquisition of Keebler Foods Company and (2) the offering of $4.6 billion in aggregate principal amount of debt securities to be used to repay short-term indebtedness, including the indebtedness incurred in connection with the Keebler acquisition. To implement the Keebler acquisition, we acquired all of the outstanding stock of Keebler's controlling stockholder, Flowers Industries, Inc., in a merger. Prior to our acquisition of Flowers, Flowers transferred all of its assets, other than its Keebler stock, and certain of its liabilities to a wholly owned subsidiary, and then distributed all of the stock of this subsidiary to its stockholders in a spin-off. Keebler then merged with a wholly owned subsidiary of Kellogg. As part of this merger, all of the outstanding stock of Keebler, other than the stock owned by Flowers, converted into the right to receive the cash merger consideration. As a result of these transactions, Kellogg owns 100% of the outstanding stock of Keebler.

     Pro forma adjustments related to the pro forma combined balance sheet have been determined assuming these transactions were consummated on December 31, 2000. The pro forma combined balance sheet combines our consolidated balance sheet as of December 31, 2000 with Keebler's consolidated balance sheet as of December 30, 2000. The pro forma combined income statement combines the companies' respective income statements as if the combination had occurred at the beginning of the period presented. The unaudited pro forma combined financial statements are based on the assumptions and adjustments described in the accompanying notes. The pro forma combined income statement is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. You should read the pro forma combined financial statements in conjunction with the historical consolidated financial statements, including the related notes, filed as part of our Annual Report on Form 10-K for the year ended December 31, 2000.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    KELLOGG     KEEBLER     PRO FORMA
                                                     ACTUAL    ACTUAL(A)   ADJUSTMENTS         PRO FORMA
                                                    --------   ---------   -----------         ---------
Net sales.........................................  $6,954.7   $2,757.0      $ (61.7)    (1)   $9,650.0
Cost of goods sold................................   3,327.0    1,119.1        (61.7)    (1)    4,545.2
                                                                               160.8     (2)
Selling, general and administrative expense.......   2,551.4    1,310.4         97.5     (3)    3,798.8
                                                                              (160.5)    (2)
Restructuring charges.............................      86.5       (1.0)                           85.5
                                                    --------   --------      -------           --------
  Operating profit................................     989.8      328.5        (97.8)           1,220.5
Interest expense..................................     137.5       48.8        253.5     (4)      439.8
Other income (expense), net.......................      15.4        4.7          0.3     (2)       20.4
                                                    --------   --------      -------           --------
  Income before taxes.............................     867.7      284.4       (351.0)             801.1
Income taxes......................................     280.0      108.8       (114.3)    (5)      274.5
                                                    --------   --------      -------           --------
  Net income......................................  $  587.7   $  175.6      $(236.7)          $  526.6
                                                    ========   ========      =======           ========
Net earnings per share: basic and diluted.........  $   1.45                                   $   1.30
Average shares outstanding........................     405.6                                      405.6

---------------
(a) Keebler's operating results are for the fiscal year ended December 30, 2000.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                  KELLOGG     KEEBLER     PRO FORMA
                                                   ACTUAL    ACTUAL(A)   ADJUSTMENTS          PRO FORMA
                                                  --------   ---------   -----------          ---------
Current assets:
  Cash and cash equivalents.....................  $  204.4   $   34.2     $     --            $   238.6
  Accounts receivable, net......................     685.3       43.5           --                728.8
  Inventories...................................     443.8      164.8          1.2      (6)       609.8
  Income tax receivable.........................        --       19.4         80.0      (7)        99.4
  Other current assets..........................     273.3       66.9        (13.7)     (8)       326.5
                                                  --------   --------     --------            ---------
          Total current assets..................   1,606.8      328.8         67.5              2,003.1
Property, net...................................   2,526.9      629.5        (29.5)     (9)     3,126.9
Other assets....................................     762.6      814.6      3,986.6     (10)     5,563.8
                                                  --------   --------     --------            ---------
          Total assets..........................  $4,896.3   $1,772.9     $4,024.6            $10,693.8
                                                  ========   ========     ========            =========
Current liabilities:
  Current maturities of long-term debt..........  $  901.1   $   55.1     $  (55.1)    (12)   $   901.1
  Notes payable.................................     485.2         --       (265.8)    (12)       219.4
  Accounts payable..............................     388.2      145.1           --                533.3
  Income taxes payable..........................     130.8         --           --                130.8
  Other current liabilities.....................     587.3      231.3         87.7     (11)       906.3
                                                  --------   --------     --------            ---------
          Total current liabilities.............   2,492.6      431.5       (233.2)             2,690.9
Long-term debt..................................     709.2      527.6      4,210.7     (12)     5,447.5
Deferred income taxes...........................     266.7      134.6        537.6      (8)       938.9
Other liabilities...............................     530.3      116.5         72.2     (13)       719.0
                                                  --------   --------     --------            ---------
          Total liabilities.....................   3,998.8    1,210.2      4,587.3              9,796.3
                                                  --------   --------     --------            ---------
Shareholders' equity:
  Common stock..................................     103.8        0.9         (0.9)    (14)       103.8
  Capital in excess of par value................     102.0      208.5       (208.5)    (14)       102.0
  Retained earnings.............................   1,501.0      393.3       (393.3)    (14)     1,501.0
  Treasury stock................................    (374.0)     (40.0)        40.0     (14)      (374.0)
  Accumulated other comprehensive income........    (435.3)        --           --               (435.3)
                                                  --------   --------     --------            ---------
          Total shareholders' equity............     897.5      562.7       (562.7)               897.5
                                                  --------   --------     --------            ---------
          Total liabilities and shareholders'
            equity..............................  $4,896.3   $1,772.9     $4,024.6            $10,693.8
                                                  ========   ========     ========            =========

---------------
(a) Keebler's balance sheet is as of December 30, 2000.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

A. General

The pro forma combined balance sheet reflects our acquisition of Keebler for an aggregate estimated purchase price of approximately $4,439.5 million. We calculated the purchase price as follows (in millions):

Acquisition of equity ($42 per share)......................  $3,584.6
Assumed debt of Keebler....................................     587.8
Payment to Keebler option holders..........................     205.2
Transaction costs..........................................      61.9
                                                             --------
                                                             $4,439.5
                                                             ========

The actual amount of debt assumed in the transaction (including amounts paid off as of the closing date of March 26, 2001) was approximately $700 million, increasing the total value of the transaction to approximately $4.55 billion. The excess of the purchase price over the fair value of net tangible and intangible assets acquired has been allocated to goodwill.

B. Computation of Net Earnings Per Share

Basic net earnings per share is determined by dividing net income by the weighted average number of common shares outstanding. Diluted net earnings per share is determined by dividing net income by the weighted average number of common shares outstanding, giving effect to all potentially dilutive issuances of common shares. Dilution in all periods presented was less than $.01 per share.

C. Pro Forma Combined Financial Data Compared to Historical Data

Pro forma adjustments related to the pro forma combined balance sheet have been determined assuming the acquisition was consummated at December 31, 2000. The assets and liabilities of Keebler have been included on the pro forma combined balance sheet at fair value, as determined by appraisal and valuation, where appropriate. Pro forma adjustments to the combined balance sheet also reflect certain accruals for employee termination and facility exit costs.

Pro forma adjustments related to the pro forma combined income statement have been determined assuming the combination was consummated as of the beginning of the period presented. The pro forma combined results of operations vary from the combined historical results of Kellogg and Keebler due to the following:

     (1) Adjustment to eliminate sales from Keebler to Kellogg, which are treated as intercompany sales for the purposes of the combined pro forma financial statements.

     (2) Adjustment to conform the classification of expenses between cost of goods sold, selling, general and administrative expense and other income (expense).

     (3) Adjustment to amortization expense to reflect the amortization of intangible assets, including goodwill, which would have resulted had the combination occurred at the beginning of the period presented. Intangible assets have been amortized on the straight-line basis over the following useful lives (in millions):

INTANGIBLE CATEGORY                                 ESTIMATED VALUE    USEFUL LIFE
-------------------                                 ---------------    -----------
Goodwill..........................................     $2,842.0         40 years
Direct store door delivery system.................        590.0         40 years
Trademarks........................................      1,310.0         40 years

        This adjustment is based on our current estimates and is lower than the earlier estimate in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Kellogg Company's 2000 SEC Form 10-K.

     (4) Adjustment to interest expense to recognize additional debt of $4,301.2 million incurred to finance the Keebler acquisition.
          The amount of this additional debt is equal to the pro forma purchase price of $4,439.5 million less the $138.3 million of indebtedness assumed that is not currently contemplated to be repaid. An average rate of 6.7% was used to compute the incremental interest expense, which includes the effect of interest rate hedges and the amortization of financing fees. Financing of the transaction was through the issuance of short-term and long-term debt.

     (5) Adjustment to present the tax effect of additional interest expense and deductible amortization of intangible assets computed at the rate of 39%.

     (6) Fair value adjustment of acquired finished goods inventory to retail value, less selling and distribution expenses.

     (7) Adjustment to record tax receivable related to the payments made to holders of Keebler stock options.

     (8) Adjustment to record deferred tax effect of fair value adjustments to Keebler's opening balance sheet.

     (9)  Fair value adjustment for Keebler property and equipment.

   (10) Adjustment primarily to record goodwill and other intangible assets.

   (11) Adjustment primarily to record liabilities for facility exit costs and employee severance.

   (12) Adjustment to record the issuance of the securities being offered and the repayment of short-term notes, as described in Note 4 above.

   (13) Fair value adjustment for certain Keebler pension and other post-retirement benefit plans based upon actuarial valuations.

   (14) Adjustment to eliminate Keebler's equity accounts as a result of the acquisition.